SUB-ITEM 77H

The following shareholders held greater than 25% of the outstanding shares of a series of the Series Trust as of October 31, 2014:

Fund	Shareholder
GMO GLOBAL EQUITY ALLOCATION SERIES FUND	VOYA INSTITUTIONAL TRUST COMPANY
GMO EMERGING COUNTRIES SERIES FUND	NATIONAL FINANCIAL SERVICES LLC

The following shareholders ceased to hold greater than 25% of the outstanding shares of a series of the Series Trust during the period April 30, 2014 through October 31, 2014:

Fund	Shareholder

GMO GLOBAL EQUITY ALLOCATION SERIES FUND	STATE STREET BANK & TRUST COMPANY